ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:	KCSA Worldwide
Company Contact.	David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1258
Dan O'Keefe (9l8) 25l-2887	dburke@kcsa.com

ADDvantage Technologies Reports Fiscal 2008 Third Quarter Earnings

Quarterly Revenue of $13.2 Million– Net Income of $0.06 per share

BROKEN ARROW, Oklahoma, August 11, 2008 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for fiscal third quarter 2008.

Revenue for the three-month period ended June 30, 2008 was $13.2 million compared to $17.6 million in the same period a year ago, a decrease of 25%. The decline in revenue is attributable to a decrease in new equipment sales of $4.5 million.

Net income attributable to common stockholders in the third quarter of 2008 was $0.6 million, or $0.06 per diluted share, a decrease of 70% as compared to $2.0 million, or $0.19 per diluted share, in the year-earlier period.

For the nine months ended June 30, 2008, revenue decreased 14% to $41.8 million from $48.4 million, in the same period a year ago.

Net income attributable to common stockholders for the nine-month period was $3.5 million, or $0.34 per diluted share, a decrease of 30% from net income of $5.0 million, or $0.49 per diluted share, for the first nine months of fiscal 2007.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “The past two quarters have been very challenging for us as our large MSO customers (Multiple System Operators) have reduced the level of spending for upgrades and have spent less on expanding their infrastructure due to the overall decline in the housing market.  We have witnessed a decrease in spending of close to 50% from our top five customers, as they have begun to conserve their cash and scale back on system upgrades. In addition, with a slow down in new product orders from the bigger MSOs in the domestic market, our OEM partners have had a chance to catch up on their order backlog, which has created additional challenges since our OEM suppliers also sell directly to our customers.  Although these challenges had a direct impact on our top line performance, we did generate increased sales during the quarter to our smaller MSO and international customers. The increase in volumes to these smaller customers, coupled with our continued repair service revenue stream, which adds diversity to our business model, afford us the ability to produce positive results even in economic downturns.”

Mr. Chymiak continued, “Also impacting the quarter was an additional $0.5 million charge to increase our obsolete inventory reserve to cover approximately 32,000 Scientific Atlanta legacy converter boxes that we have deemed unsellable.  We originally acquired these boxes from Adelphia in 2006 as part of a bulk purchase of 100,000 Scientific Atlanta and Motorola boxes for $1.75 million.  Our remaining Scientific Atlanta boxes have been deemed unsellable as the vast majority of the waivers that were granted last July by the FCC that allow domestic operators to continue to acquire these legacy boxes have expired.  The lack of domestic sales opportunities coupled with the limited international opportunities to sell our legacy Scientific Atlanta digital converter boxes have led us to reduce the carrying costs on these boxes to their potential scrap value.”

Mr. Chymiak further stated, “While the cable industry is currently facing a slow down, the long-term outlook for ADDvantage remains strong. We continue to see a need for equipment upgrades in several large regions within the United States and expect the introduction of new competition to force the existing MSOs to upgrade their plants.   The expected upgrades, coupled with OEMs having begun to scale back the manufacturing of equipment due to the decrease in current demand, will allow us to play a bigger role when the decisions to upgrade are executed.   We have proven our ability to generate strong revenue and positive income in the near term, and, we believe, are well positioned for the long term, giving us a great amount of confidence in what lies ahead for ADDvantage.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 pm EST, August 11, 2008.  A live audio of the call will be accessible to the public. The dial-in number for the conference call is (800) 862-9098 (domestic) or (785) 424-1051 (international). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 18, 2008, at (800) 839-6790 (domestic) or (402) 220-6053 (international).  The online archive of the webcast will also be available on the Company’s website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat–Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services, Jones Broadband International and Broadband Remarketing International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDvantage Technologies Group, Inc
Statement of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Revenues	$13,213,802	$17,563,101	$41,804,989	$48,352,169

Operating Income	$1,275,115	$3,709,508	$6,495,702	$9,511,176

Net income	$605,504	$2,210,411	$3,609,724	$5,619,944

Net income attributable
to common stockholders	$605,504	$2,000,411	$3,476,244	$4,989,944

Earnings per share:
Basic	$0.06	$0.20	$0.34	$0.49
Diluted	$0.06	$0.19	$0.34	$0.49

Shares used in per share calculation
Basic	$10,272,015	$10,237,089	$10,260,149	$10,234,534
Diluted	$10,309,673	$10,265,335	$10,319,979	$10,239,981